UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

October 7, 2026 (October 6, 2026)

ADVASA HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-43445	39-3819559
(Commission File Number)	(IRS Employer Identification No.)

1-2-7 Moto-Akasake, Minato-ku, Tokyo, Japan	107-0051
(Address of Principal Executive Offices)	(Zip Code)

+81-3-6868-5538

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.00001	ADBT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On October 6, 2026, William Witherspoon, independent director of the board of directors (the “Board”) of Advasa Holdings, Inc. (the “Company”) and the Company entered into an employment agreement (the “Employment Agreement”), effective as of October 6, 2026 (the “Employment Agreement Effective Date”), pursuant to which Mr. Witherspoon will serve as Chief Financial Officer of the Company. Grady Ryther, the Company’s Chief Executive Officer, who has been serving as interim Chief Financial Officer since the departure of the Company’s prior Chief Financial Officer, Katharyn Field, on August 27, 2026, shall step down from his role as interim Chief Financial Officer in connection with Mr. Witherspoon’s appointment. Mr. Witherspoon will continue as a member of the Board as a non-independent director, however Mr. Witherspoon will step down from his roles on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of Board.

Mr. Witherspoon has served as an independent director and a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Company since June 24, 2026. Mr. Witherspoon is a U.S. citizen. Mr. Witherspoon has served as Asset Acquisition Manager for UMcapital since January 2025, supporting the confirmation and preparation of in-ground and SKR assets for potential acquisition. Since January 2020, he has also served as Principal of Hubert Development, where he leads multifamily and commercial real-estate projects through acquisition, pre-development, financing, construction, and stabilization. From January 2017 to present, he has concurrently worked as a Financial and Settlement Consultant with Forge Consulting, advising high-net-worth clients on trust, estate, insurance, and long-term financial strategies. He has also continued operating Shire Gate Farm, founded in 2007, and Four Paws Pet Resort, founded in 2005, both of which remained active during the past five years. Mr. Witherspoon holds an M.B.A. from George Washington University and a B.S. in Housing & Community Development from the University of Georgia.

Mr. Witherspoon has no family relationships with any of the Company’s directors or executive officers, and he is not a party to, and does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Pursuant to the Employment Agreement, Mr. Witherspoon will be paid an annual base salary of $200,000. In addition, Mr. Witherspoon shall be eligible to receive discretionary bonuses and discretion grants of equity of the Company, as determined by the Board or authorized compensation committee in their sole and absolute discretion. Pursuant to the Employment Agreement, Mr. Witherspoon shall be entitled to fringe benefits consistent with the practices of the Company, and to the extent the Company provides similar benefits to the Company’s executive officers. Mr. Witherspoon shall also be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Mr. Witherspoon in connection with his performance as Chief Financial Officer and in accordance with the Company’s expense reimbursement policies and procedures available to similarly situated executives.

The Employment Agreement is at will, and either party to the agreement may terminate it at any time. Mr. Witherspoon will give at least thirty (30) days’ prior written notice in the case of any such resignation. Pursuant to the Employment Agreement, Mr. Witherspoon agreed to be bound by certain confidentiality and other standard covenants contained therein.

The foregoing description of Employment Agreement is qualified in its entirety by reference to the text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated October 6, 2026, by and between the Company and William Witherspoon
104	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 7, 2026	Advasa Holdings, Inc.

	By:	/s/ Grady Ryther
	Name:	Grady Ryther
	Title:	Chief Executive Officer

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